Exhibit 2.1

                      Agreement and Plan of Reorganization

This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this July 19, 2005, by and among Jane Butel Corp., a Florida corporation (hereinafter "JBTL"); Bootie Beer, a Florida corporation (hereinafter "Bootie"), and the owners of the outstanding pre-merger shares of common stock of Bootie (hereinafter the "Bootie Shareholders") and Dutchess Advisors Ltd., a Connecticut LLC and its affiliates (herein collectively "Dutchess").

WHEREAS, the Bootie Shareholders own all of the issued and outstanding common stock of Bootie (the "Bootie Common Stock") and JBTL desires to acquire the Bootie Common Stock in exchange for voting common stock of JBTL and all liabilities and potential future liabilities (as outlined in Exhibit A) of JBTL, thereby making Bootie a wholly-owned subsidiary of JBTL ("Acquisition"); and

WHEREAS, the Bootie Shareholders (as set forth in Exhibit "B" to be delivered on or before Closing) desire to acquire voting common stock of JBTL in exchange for the Bootie Common Stock.
NOW THEREFORE, for the mutual consideration of the mutual promises, covenants and undertakings set forth herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, with the intent to be obligated legally and equitably, the parties agree as follows:


1.  Plan  of  Reorganization

It is hereby agreed that all the issued and outstanding capital stock of Bootie shall be acquired by JBTL in exchange solely for JBTL common voting stock (the "JBTL Shares"). It is the intention of the parties hereto that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

2.  Exchange  of  Shares

JBTL and Bootie Shareholders agree that on the Closing Date or at the Closing as hereinafter defined, the Bootie Common Stock shall be delivered to JBTL in exchange for the JBTL Shares, as to all outstanding shares of JBTL common stock, as follows:
(a) At Closing, JBTL shall, subject to the conditions set forth herein, issue an aggregate of forty-nine million seven hundred fifty three thousand four hundred eighty (49,753,480), shares of JBTL Common Stock for immediate delivery to the Bootie Shareholders in exchange for Bootie Shares, after giving effect to a reverse stock split of one for one hundred (1 for 100) ("Reverse Stock Split"), in order for Bootie's ownership in JBTL to equal approximately ninety four and seventy-seven hundredths percent (94.77%) of the total shares outstanding after the Reverse Stock Split.

(b) Each Bootie Shareholder shall execute this Agreement or a written consent to the exchange of their Bootie Common Stock for JBTL Shares.


3.  Pre-Closing  Events

The  Closing  is  subject  to  the  completion  of  the  following:

(a) JBTL shall have authorized 200 million shares of $0.001 par value common stock and on or before Closing and shall have effected the JBTL Reverse Stock Split in accordance with federal and state laws,

     (b) JBTL shall demonstrate to the reasonable satisfaction of Bootie that it has no material assets and no liabilities contingent or fixed other than those disclosed on Exhibit "A" attached hereto. JBTL will continue to satisfy the payment terms of all liabilities until Closing.

(c) Dutchess will provide Bootie with a Note in a predetermined amount to satisfy all reasonable pre-effective expenses ("Pre-Effective Expenses").
Pre-Effective Expenses shall include but are not limited to legal fees, accounting fees, IR costs and other expenses of the combined entity after closing, as accrued in the period from pre-closing to effectiveness of its Registration Statement ("Registration Statement" as defined below).
  Bootie retains the right to satisfy these Pre-Effective Expenses at any time, without penalty, prior to the effectiveness of its Registration Statement.

4.  Exchange  of  Securities

As  of  the  Closing  Date  each  of  the  following  shall  occur:
(a) All outstanding shares of Bootie Common Stock shall be deemed, after Closing, to be owned by JBTL. The holders of such certificates previously evidencing shares of Bootie Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of Bootie Common Stock except as otherwise provided herein or by law;

(b) JBTL shall also assume all of Bootie's outstanding options, warrants or other right(s) to purchase common stock of Bootie.

(c) Any shares of Bootie Common Stock held in the treasury of Bootie immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(d) The approximately two hundred fifty two thousand seven hundred seventy (252,770) shares (Post Reverse Split) of existing JBTL common stock previously issued and outstanding prior to the Closing, after giving effect to the JBTL Reverse Split, will remain outstanding. There shall be no preferred stock, warrants, options or other derivatives or rights to purchase or convert into common stock or other equity of JBTL outstanding.

5.  Other  Events  Occurring  at  Closing

At  closing,  the  following  shall  be  accomplished:
     (a) JBTL shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida effecting an amendment to its Articles of Incorporation to reflect (1) the change of name of JBTL to "Bootie Beer Company" once the Reverse Stock Split has taken effect, as deemed by the SEC and NASD. JBTL will provide shareholder written consent to the name change prior to Closing.

(b) Financing Transaction: Dutchess Private Equities Fund, II, LP ("DPEII") shall enter into a Definitive Line of Credit Agreement ("Line of Credit") with JBTL/Bootie at Closing for Fifty Million dollars ($50,000,000). Further, at Closing, DPEII shall provide Bootie with a One Million Dollar ($1,000,000) Note (the "Post-Effective Note") payable upon effectiveness of the Form SB-2 registration statement (the "Registration Statement") for the shares underlying the Line of Credit. Both the Line of Credit and the Post-Effective Note must be in a form and substance satisfactory to both parties and subject to final documentation.

(c) DPEII will guarantee payment of the liabilities set forth on Exhibit A ("Liability Payments") for the period of one year after Closing and upon effectiveness of the Registration Statement. Proceeds from the Equity Line will be used to make the Liability Payments after Effectiveness of the Line of Credit.


6.     Events  Occurring  After  Closing

(a) Within one (1) day of closing, JBTL/Bootie will satisfy the consulting agreement with Michael Novielli dated May 23, 2005 upon the terms and conditions of the consulting agreement, which require the issuance of 2,493,750 registered shares.

7.  Delivery  of  Shares

On or as soon as practicable after the Closing Date, Bootie will use its best efforts to cause the Bootie Shareholders to surrender certificates for cancellation representing their shares of Bootie Common Stock, against delivery of certificates representing the JBTL Shares for which the shares of Bootie Common Stock are to be exchanged at Closing.

8.  Representations  of  Bootie  Shareholders

Each Bootie Shareholder hereby represents and warrants each only as to its own Bootie Common Stock, effective this date and the Closing Date as follows:
     (a) Except as may be noted in Exhibit "B", the Bootie Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said Bootie Shareholder will have good title and the unqualified right to transfer and dispose of such Bootie Common Stock,

     (b) Said Bootie Shareholder is the sole owner of the issued and outstanding Bootie Common Stock as set forth in Exhibit "B";

(c) Said Bootie Shareholder has no present intent to sell or dispose of the JBTL Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the JBTL Shares.

(d) After Closing, Bootie Shareholders will be restricted in their sales of the JBTL Shares in accordance with the amount limitations of Rule 144 for "insiders" or "affiliates".

Bootie hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:
     (a) Except as noted on Exhibit "B", the Bootie Shareholders listed on the attached Exhibit "B" are the sole owners of record and beneficially of the issued and outstanding common stock of Bootie.

     (b) Bootie has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the Bootie Financial Statements or on Exhibit "C", attached hereto.

(c) The unaudited financial statements for the period ended December 31, 2004 and the quarterly reports through March 31, 2005, which have been delivered to JBTL (hereinafter referred to as the " Bootie Financial Statements") are complete and accurate and fairly present the financial condition of Bootie as of the dates thereof and the results of its operations for the periods covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Bootie Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Bootie as reflected in the Bootie Financial Statements. Bootie has good title to all assets shown on the Bootie Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and liens and encumbrances of record. The Bootie Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Bootie as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d) Since the date of the Bootie Financial Statements, there has not been any material adverse changes in the financial position of Bootie except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Bootie.

(e) Bootie is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Bootie Financial Statements, or in Exhibit "D", and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Bootie.

(f) Bootie is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified, to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on Bootie. Bootie will provide a certificate of good standing from the State of Florida.

(g) Bootie has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

(h) Bootie has not materially breached any material agreement to which it is a party. Bootie has previously given JBTL copies or access thereto of all material contracts, commitments and/or agreements to which Bootie is a party including all relationships or dealings with related parties or affiliates.

(i) Bootie has no subsidiary corporations except as described in writing to JBTL in Exhibit "E".

     (j) Bootie has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of JBTL prior to the Closing Date, during reasonable business hours and on reasonable notice.

(k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which Bootie is a party and has been duly authorized by all appropriate and necessary corporate action under the law of the State of Florida or other applicable law and Bootie, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Bootie is a party.

(l) All disclosure information regarding Bootie, which is to be set forth in disclosure documents of JBTL or otherwise delivered to JBTL by Bootie, for use in connection with the Acquisition described herein is true, complete and accurate in all material respects.

(m) Bootie represents that the only liabilities that exist for the company are detailed on Exhibit "F"

9.  Representations  of  JBTL

JBTL, to the best of its knowledge, hereby represents and warrants as follows, each of which representations and warranties shall continue to be true as of the Closing Date:
(a) As of the Closing Date, the JBTL issuance of Shares, to be issued and delivered to the Bootie Shareholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of JBTL common stock, fully-paid and non-assessable.

(b) JBTL has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of JBTL. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which JBTL is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to JBTL or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of JBTL.

(c) JBTL has delivered to Bootie (or Bootie has had access through EDGAR) a true and complete copy of its audited financial statements for the year ended June 30, 2004, and its unaudited interim financial statements for the interim period ended March 31,2005 (the "JBTL Financial Statements"), all of which shall have been prepared in accordance with Item 310 of the SEC's Regulation S-B. The JBTL Financial Statements are complete, accurate and fairly present the financial condition of JBTL as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein or disclosed in Exhibit "A" The JBTL Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of JBTL as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d)  Reserved

(e) JBTL is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the JBTL Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of JBTL,threatened or contemplated against or JBTL.

(f) JBTL is duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

(g) JBTL has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, including all SEC reports, which are due or required to be filed by it prior to the date hereof and as of the date of Closing, except where the failure to do so would have no material adverse impact on JBTL, and has paid or made adequate provision in the JBTL Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. JBTL is not delinquent or obligated for any tax, penalty, interest, delinquency or charge other than disclosed in this Agreement.

(h) There are no existing options, calls, warrants, preferred stock, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of JBTL, except with regard to this Agreement, as contemplated in this Agreement, or that have been disclosed by the Company through its filings with the SEC.

(i) The corporate financial records, minute books, and other documents and records of JBTL will be made available to Bootie after Closing and shall be delivered to new management of JBTL at Closing.

(j) JBTL has not breached, nor is there any pending, or to the knowledge of management, other than as set forth in Paragraph 9 (e) above any threatened claim that JBTL has breached any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which JBTL is subject. JBTL hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent.

     (k)  JBTL  common  stock  is  currently  approved  for quotation on the OTC
Bulletin Board under the symbol "JBTL" and there are no stop orders in effect with respect thereto.

(l) All information regarding JBTL which has been provided to Bootie or otherwise disclosed in connection with the transactions contemplated herein is true, complete and accurate in all material respects. JBTL specifically disclaims any responsibility regarding disclosures as Bootie, its business or its financial condition.

(m) JBTL shall prepare and timely file with the Securities and Exchange Commission one or more Forms 8-K, which shall report the consummation of the transactions described herein and include the financial statements and financial information of Bootie as required by Item 310 of the Commission's Regulation S-B.

10.  Closing

The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place on or about July 15, 2005 , but no later than July 31, 2005 , unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein shall be that date on which all conditions set forth herein have been met and the JBTL Shares are issued in exchange for the Bootie Common Stock.

11.  Conditions  Precedent  to  Obligations  of  Bootie

All obligations of Bootie under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:
(a) The representations and warranties by or on behalf of JBTL contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

(b) JBTL shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c) On or before the Closing, the board of directors, and shareholders representing a majority interest of the outstanding common stock JBTL, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, JBTL shall have delivered to Bootie copies of resolutions of the board of directors and shareholders of JBTL approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable JBTL to comply with the terms of this Agreement including the election of Bootie's nominees to the Board of Directors of JBTL and all matters outlined herein.

(e) The Acquisition shall be permitted by applicable law and JBTL shall have sufficient shares of its capital stock authorized to complete the Acquisition.

(f) At Closing, the officers and directors of JBTL shall have resigned in writing from all positions as directors and officers of JBTL effective upon the election and appointment of the Bootie nominees.

(g) At the Closing, all instruments and documents delivered to Bootie and Bootie Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Bootie.

(h) The shares of restricted JBTL capital stock to be issued to Bootie Shareholders at Closing will be validly issued, non-assessable and fully-paid under Florida corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

(i) Bootie and Bootie Shareholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

(j) JBTL shall have received all necessary and required approvals and consents from required parties and its shareholders.

(k) JBTL shall not have issued or outstanding at Closing any options, warrants, preferred stock or other derivatives or rights to purchase or convert into common stock or other equity of JBTL.

     (k)  At  the Closing, JBTL shall have delivered to Bootie     an opinion of
its  counsel  dated  as  of  the  Closing  to     the     effect  that:

 (i) JBTL is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii) This Agreement has been duly authorized, executed and delivered by JBTL and is a valid and binding obligation of JBTL enforceable in accordance with its terms;

(iii) JBTL through its board of directors and shareholders has taken all corporate action necessary for performance under this Agreement;

(iv) The documents executed and delivered by JBTL to Bootie and Bootie Shareholders hereunder are valid and binding in accordance with their terms and vest in Bootie Shareholders, as the case may be, all right, title and interest in and to the JBTL Shares to be issued pursuant to the terms hereof, and the JBTL Shares when issued will be duly and validly issued, fully-paid and non-assessable;

(v) JBTL has the corporate power to execute, deliver and perform under this Agreement;

(vi) Legal counsel of JBTL is not aware of any liabilities, claims or lawsuits involving JBTL except those disclosed herein or through the Company SEC filings Conditions Precedent to Obligations of JBTL.
12. All obligations of JBTL under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:
(a) The representations and warranties by Bootie and Bootie Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) Bootie shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) Bootie shall deliver on behalf of the Bootie Shareholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, acknowledging that the JBTL Shares are being acquired for investment purposes.

(d)  Bootie  shall  deliver  an opinion of its legal counsel to the effect that:

(i) Bootie is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on Bootie;

(ii)  This Agreement has been duly authorized, executed and delivered by Bootie.

(iii) The documents executed and delivered by Bootie and Bootie Shareholders to JBTL hereunder are valid and binding in accordance with their terms and vest in JBTL all right, title and interest in and to the Bootie Common Stock, which stock is duly and validly issued, fully-paid and non-assessable, and is all the outstanding common stock of Bootie.

13.  Indemnification

At all times after the date of this Agreement, Dutchess, JBTL and Bootie agree to indemnify and hold harmless each Party, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnifying party, an indemnifying party's breach of covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

14.  Nature  and  Survival  of  Representations

All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

15.  Documents  at  Closing

At the Closing, the following documents shall be delivered within ten (10) business days:

15.1  Bootie's  Deliveries

Bootie  will  deliver,  or  will  cause  to be delivered, to JBTL the following:
(a) A certificate executed by the President and Secretary of Bootie to the effect that all representations and warranties made by Bootie under this Agreement are true and correct as of the Closing, the same as though originally given to JBTL on said date;

(b) A certificate from the jurisdiction of incorporation of Bootie dated at or about the Closing to the effect that Bootie is in good standing under the laws of said jurisdiction;

(c)  Investment  Letters  executed  by  each  Bootie  Shareholder;

(d) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(e) Certified copies of resolutions adopted by the shareholders and directors of Bootie authorizing this transaction;

(f)  The  legal  opinion  required  by  Section  12(d)  hereof;  and

(g) All other items, the delivery of which is a condition precedent to the obligations of JBTL as set forth herein.

15.2  JBTL's  Deliveries

JBTL  will  deliver  or  cause  to  be  delivered  to  Bootie:
(a) Stock certificates representing the JBTL Shares to be issued as a part of the stock exchange as described herein;

(b) Copies of resolutions adopted by JBTL's board of directors and JBTL's Shareholders authorizing the Acquisition and all related matters described herein;

(c) Certificate from the jurisdiction of incorporation of JBTL dated at or about the Closing Date that JBTL is in good standing under the laws of said state;

(d) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement, including forms of the Line of Credit Agreement and the Post-Effective Note;

(e)  Resignations  of  the  existing  officers  and  directors  of  JBTL;

(f)  a  final  list  of  the  outstanding  liabilities  of  the  JBTL:

(f) All corporate and financial records of JBTL; Filings through EDGAR shall constitute delivery, provided all material items have been timely reported.

(g)  a  final  stockholder  list;  and

(h) All other items, the delivery of which is a condition precedent to the obligations of Bootie, as set forth herein.

16.  Finder's  Fees

JBTL, represents and warrants to Bootie, and Bootie represents and warrants to JBTL that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

17.  Miscellaneous

17.1  Further  Assurances

At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

17.2  Waiver

Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

17.3  Amendment

This Agreement may be amended only in writing as agreed to by all parties hereto.

17.4  Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

17.5  Headings

The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17.6  Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7  Governing  Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

17.8  Binding  Effect

This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

17.9  Entire  Agreement

This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

17.10  Time

Time  is  of  the  essence.

17.11  Severability

If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Jane  Butel  Corporation

By:                         /s/  Douglas  A.  D'Agata,  Jr.
                            -------------------------------
                     Name:  Douglas  A.  D'Agata,  Jr.
                            -------------------------------
                     Title: Interim  CEO
                            -------------------------------

Bootie  Beer  Company

By:                         /s/  Paul  Beleckas
                            -------------------------------
                     Name:  Paul  Beleckas
                            -------------------------------
                     Title: CEO
                            -------------------------------


                     By:    /s/  Tania  Torruella
                            -------------------------------
                     Name:  Tania  Torruella
                            -------------------------------
                     Title: Chairperson
                            -------------------------------

Dutchess  Advisors,  LLC.

By:                         /s/  Douglas  Leighton
                            -------------------------------
                     Name:  Douglas  Leighton
                            -------------------------------
                     Title: Managing  Director
                            -------------------------------


                                    EXHIBIT A
                               Liabilities of JBTL


Company Name. . . . . . . . . . . . . . . .  Current Liabilities

A Advanced Television . . . . . . . . . . .  $  47.59/mo for 11 months
ACT for 8 . . . . . . . . . . . . . . . . .  $               12,839.51
Albuquerque Petroleum Club. . . . . . . . .  $                  803.96
Butel, Jane . . . . . . . . . . . . . . . .  $               26,292.45
Brooks, Marcia. . . . . . . . . . . . . . .  $                  320.88
City of Albuquerque . . . . . . . . . . . .  $     65.62 for 11 months
HCV Video Duplicating . . . . . . . . . . .  $                  650.00
Internal Revenue Service. . . . . . . . . .  $               36,000.00
Jackson Wright. . . . . . . . . . . . . . .  $                  560.44
Minsa Southwest . . . . . . . . . . . . . .  $                   51.65
Mordrall Law. . . . . . . . . . . . . . . .  $                  276.13
New Mexico Department of Labor. . . . . . .  $                  937.61
New Mexico Tax and Revenue. . . . . . . . .  $1,127.08/mo for 4 months
Northland Publishing. . . . . . . . . . . .  $                  215.52
Palmer and Co PA. . . . . . . . . . . . . .  $ 39.21/mo over 11 months
Paper Pusher Bookkeeping. . . . . . . . . .  $                  213.50
Propel Group. . . . . . . . . . . . . . . .  $   224/mo over 11 months
Rodney, Dickason, Sloan, Atkin, and Robb PA  $               19,698.68
Santa Fean. . . . . . . . . . . . . . . . .  $                  360.70
Sentinel Travel . . . . . . . . . . . . . .  $                  220.00
Simms Building Lease. . . . . . . . . . . .  $               26,000.00
Trombly Law . . . . . . . . . . . . . . . .  $                9,786.47
World Publications LLC. . . . . . . . . . .  $                1,000.00
Xspedis Comm. . . . . . . . . . . . . . . .  $                1,077.77




Liabilities  to  be  Guaranteed  by  Dutchess

Janet E Freeman Trust . . . . . . . . . . . . . . . .  $ 25,000 in convertible debenture
James Allen Dickey and Lila Read Dickey Trust Estate.  $ 55,000 conv debt and $4,583.33/mo 12 mo
Scott Clapp vs Jane Butel Corp Lawsuit. . . . . . . .  $ 17,000
Dutchess Private Equities Fund, LP. . . . . . . . . .  $ 70,000
21st Century Holdings . . . . . . . . . . . . . . . .  $ 710,000 in a conv debt
Jane Butel. . . . . . . . . . . . . . . . . . . . . .  $ 231,000 in a conv debt

Pre-Effective Expenses (as defined in Paragraph 3)     Final list to be submitted at closing


Exhibit  B  Bootie  Shareholders

Exhibit  C  Capital  Structure  of  Bootie

Bootie has granted April E. Frisby of Weed & Co. LLP the right to purchase 250,000 shares of Bootie common stock at a price equal to $2.00. After six months, assuming representation continues, Bootie will grant April E. Frisby an additional option to purchase 250,000 shares of Bootie common stock at a price equal to $2.00. All stock options are non-transferable and will expire unless exercised on or before December 31, 2010 or 5 years from the date of the grant, whichever is later.

Exhibit  D  Legal  Matters  of  Bootie

Exhibit  E  Subsidiaries  of  Bootie

Exhibit  F  Liabilities  of  Bootie

Exhibit  G  Board  Resolutions  of  JBTL